Exhibit 99.1

   PRESS RELEASE

Ralcorp Holdings Appoints Barry Beracha and Patrick Moore to Board of Directors

ST. LOUIS, Nov. 18, 2011 /PRNewswire/ -- Ralcorp Holdings, Inc. (NYSE: RAH) today announced that Barry Beracha and Patrick Moore were appointed to the Company's Board of Directors on November 17, 2011, effective upon the separation of the Post cereals business.

"We are extremely pleased that Barry and Pat have agreed to join our Board of Directors," said Pat Mulcahy, Ralcorp's Vice Chairman. "Barry's and Pat's proven leadership skills make them excellent additions to our Board. I look forward to leveraging their expertise and counsel in the years ahead."

Barry Beracha served as Executive Vice President of Sara Lee Corporation and Chief Executive Officer of Sara Lee Bakery Group, which was created when Sara Lee Corporation acquired The Earthgrains Company in 2001, until his retirement in 2003. Prior to that, Mr. Beracha served as Chairman and Chief Executive Officer of The Earthgrains Company from the time of its spin-off from Anheuser-Busch Companies, Inc. in 1996. Mr. Beracha joined Anheuser-Busch Companies, Inc. in 1967 and held various management positions of increasing responsibility including Vice President and Group Executive. He has served on the boards of directors of Pepsi Bottling Group, McCormick & Company, Inc. and St. Louis University. Mr. Beracha continues to serve on the board of directors of The Hertz Corporation. Since 2006, Mr. Beracha has also served as Vice Chairman of the Board of Trustees of the St. Louis Symphony.

Patrick Moore is the President and Chief Executive Officer of PJM Advisors, LLC, an investment and advisory firm. Mr. Moore served as Chief Executive Officer of Smurfit-Stone Container Corporation from 2010 until his retirement in 2011 following the sale of the company. From 2006-2010, Mr. Moore served as Chairman and Chief Executive Officer of Smurfit-Stone Container Corporation, and as Chairman, President and Chief Executive Officer from 2003-2006. Prior to that, Mr. Moore served as President and Chief Executive Officer from 2002 until 2003 and as Vice President and Chief Financial Officer from 1998 until 2002. Earlier in his career, Mr. Moore held positions in corporate lending, international banking and corporate administration at Continental Bank in Chicago. Since 2004, Mr. Moore has served on the board of directors of Archer Daniels Midland Company. Mr. Moore also serves on the board of directors of ITT Exelis, the North American Review Board of American Air Liquide Holdings, Inc. and a number of charitable and philanthropic organizations.

About Ralcorp Holdings, Inc.

Ralcorp produces Post branded cereals, a variety of private-brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers. Ralcorp's diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; frozen and refrigerated doughs; and dry pasta. For more information about Ralcorp, visit the Company's website at www.ralcorp.com.

Contact:
Matt Pudlowski
Director, Business Development
(314) 877-7091